Exhibit 10.3

Execution Version

OMNIBUS AMENDMENT NO. 1

This OMNIBUS AMENDMENT NO. 1, dated as of January 1, 2018 (this “Amendment”), is among MonoSol Rx, LLC, a Delaware limited liability company (to be renamed Aquestive Therapeutics, Inc. and converted into a Delaware corporation upon consummation of the Conversion Transaction (as defined below)) (the “Borrower”), the Lenders party hereto (the “Lenders”) and Perceptive Credit Holdings, LP, a Delaware limited partnership, as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns, “Administrative Agent”). Reference is made to the Credit Agreement and Guaranty, dated as of August 16, 2016 (as amended, modified, restated and supplemented, the “Credit Agreement”), among the Borrower, the Subsidiary Guarantors party thereto, the Lenders parties thereto and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement, as amended hereby.

RECITALS

WHEREAS, the Borrower, the Lenders and the Administrative Agent are party to the letter (the “Consent Letter”) dated as of January 1, 2018;

WHEREAS, pursuant to the Consent Letter the parties thereto agreed to negotiate in good faith to enter into an amendment to the Loan Documents, and the Lender’s and Administrative Agent’s consent to the Conversion Transaction (as defined therein) is conditioned upon the effectiveness of such amendment; and

WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent wish to amend the Loan Documents pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.   AMENDMENTS.

A.    As of the Amendment Effective Date (as defined in Section 3), each reference in each Loan Document to “MonoSol Rx, LLC” shall be deemed to refer to “Aquestive Therapeutics, Inc.” and each reference to “MonoSol Rx, LLC, a Delaware limited liability company” shall be deemed to refer to “Aquestive Therapeutics, Inc., a Delaware corporation”.

B.    Each of the following definitions in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Change of Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Aquestive Partners, (ii) during any period of 12 consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the board of directors (or other managing body) of Borrower or Aquestive Partners by Persons who were neither (x) nominated by the board of directors of Borrower or Aquestive Partners, as applicable, nor (y) appointed by directors so nominated, (iii) the acquisition of direct or indirect Control of Aquestive Partners by any Person or group of Persons acting jointly or otherwise in concert; in each case whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, (iv) the sale, conveyance or disposal of all or substantially all of the property or business of (1) Borrower and its Subsidiaries, taken as a whole, or (2) Aquestive Partners, (v) Borrower shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of each of its Subsidiaries, free and clear of all Liens, or (vi) prior to a Qualified IPO Restructuring, other than as a result of Equity Interests of Borrower issued pursuant to (x) a Qualified Private Placement of Borrower Equity Interests or (y) equity-based compensation plans, arrangements or agreements established by Borrower in order to replace or otherwise modify Borrower's existing phantom equity plans, Aquestive Partners shall cease to own directly, beneficially and of record, 100% of the issued and outstanding Equity Interests of Borrower, free and clear of all Liens.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Warrant Agreement, each Warrant, the Fee Letter, the Parent Guaranty, the Pledge Agreement and any subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate delivered to Administrative Agent or any Lender in connection with this Agreement or any of the other Loan Documents, in each case, as amended or otherwise modified.

“Obligors” means, collectively, Borrower, Aquestive Partners, the Subsidiary Guarantors and each of their respective successors and permitted assigns.

“Public Offering” means any sale of Equity Interests of a Person pursuant to an offering that is underwritten on a firm commitment basis by a nationally recognized investment banking firm, or a merger, reverse merger or similar transaction to which a Person is a party and, as a result of which, such Person becomes subject to the reporting requirements of Section 13 or Section 15 of the Securities Act immediately following such offering.

“Qualified IPO” means Borrower's initial Public Offering of its common Equity Interests following a Qualified IPO Restructuring, which offering results in gross proceeds to Borrower of not less than $40,000,000, and as a result of which such Equity Interests are listed on either the New York Stock Exchange or the NASDAQ National Market.

“Senior Common Interests” has the meaning set forth in the Limited Liability Company Agreement (as in effect on January 1, 2018) of Aquestive Partners.

“Warrant Agreement” means that certain Warrant Certificate and Agreement by and between the Aquestive Partners and Perceptive Credit Holdings, LP delivered pursuant to the Amendment No. 1.

“Warrant” means one or more warrants, issued pursuant to the Warrant Agreement, exercisable into an aggregate number of Senior Common Interests equal to four and half percent (4.5%) of the aggregate issued and outstanding Equity Interests of Aquestive Partners, in each case determined on a fully-diluted basis.  Each Warrant shall be exercisable at $0.01 per unit of Senior Common Interests and shall be subject to the terms and conditions of the Warrant Agreement.

C.   The following definitions are added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“Amendment No. 1” means the Omnibus Amendment No. 1, dated as of January 1, 2018, among the Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

“Aquestive Partners” means Aquestive Partners, LLC, a Delaware limited liability company.

“Parent Guaranty” means the Parent Guaranty, dated as of January 1, 2018, made by Aquestive Partners in favor of Administrative Agent, for the benefit of the Secured Parties.

“Pledge Agreement” means the Pledge Agreement, dated as of January 1, 2018, between Aquestive Partners and Administrative Agent (for the benefit of the Secured Parties).

“Qualified IPO Restructuring” means, in a single transaction or series of related transactions, a liquidation, merger, consolidation or other business combination involving Aquestive Partners and Borrower as constituent parties in each case consummated in anticipation of a Qualified IPO, pursuant to which the Equity Interests of Aquestive Partners and all Equity Interests of Aquestive Partners issuable upon exercise of any rights, options or warrants to subscribe for, purchase or otherwise acquire Equity Interests of Aquestive Partners, as applicable, outstanding immediately prior to such merger, consolidation or other business combination are converted or exchanged for Equity Interests of Borrower as the surviving or resulting entity in such transaction; provided that as part of a Qualified IPO Restructuring, equity-based compensation plans, arrangements or agreements may be established for or on behalf of such surviving or resulting entity in the event of termination or conversion of Borrower’s existing performance equity plans.

“Qualified Private Placement of Borrower Equity Interests” means a private offering and sale of the Equity Interests of Borrower to recognized institutional investors prior to (but in anticipation of) a Qualified IPO.

D.    The word “and” at the end of Section 9.03(d) of the Credit Agreement is deleted, the period at the end of Section 9.03(e) is replaced with “; and”, and new clause (f) is added in Section 9.03 of the Credit Agreement immediately following clause (e):

(f)             (x) subject to compliance with all anti-dilution and other protections pursuant to the Warrant and the Warrant Agreement and (y) so long as immediately prior to, and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom, Qualified IPO Restructuring.

E.    The following Section 9.19 is added to Section 9 of the Credit Agreement immediately following Section 9.18:

9.10        Passive Holding Company. No Obligor will permit Aquestive Partners to conduct, transact or otherwise engage in any active trade or business or operations or incur any Indebtedness or other liability other than through Borrower, and no Obligor will permit Aquestive Partners to own any assets other than the Equity Interests of Borrower; provided that the foregoing will not prohibit Aquestive Partners from the following: (i) the maintenance of its legal existence and (including the ability to incur reasonable fees, costs, expenses and other liabilities relating to such maintenance), (ii) obligations incidental to its legal existence and other obligations that are limited to obligations under the Loan Documents to which it is a party, (iii) the making of contributions to (or other equity investments in) Borrower, which contributions shall be subordinated to the Obligations, (iv) participating in tax, accounting and other administrative and fiduciary matters as a direct owner of Borrower, in each case, in accordance with the terms of the Loan Documents, (v) holding any cash or Permitted Cash Equivalent Investments on a temporary basis (and in no event longer than three Business Days) that is in the process of being transferred through Aquestive Partners as part of a downstream contribution to Borrower and (vi) providing customary compensation, indemnification and insurance coverage to officers and directors.

SECTION 2.   ACKNOWLEDGEMENT, AGREEMENT AND CONSENT AND REPRESENTATIONS AND WARRANTIES.

A.    Each Subsidiary Guarantor has read this Amendment and consents to the terms hereof. Each Obligor confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of such Obligor under each Loan Documents to which such Obligor is a party shall not be impaired and each Loan Documents to which such Obligor is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

B.    Each Obligor hereby acknowledges and agrees that the Guaranteed Obligations will include all Obligations under, and as defined in, the Credit Agreement as amended by this Amendment.

C.    Each Subsidiary Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Subsidiary Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Subsidiary Guarantor to any future amendments to the Credit Agreement.

D.    In order to induce the Administrative Agent and the Lenders party hereto to enter into this Amendment, each Obligor represents and warrants to the Administrative Agent and the Lenders that the following statements are true, correct and complete:

(i)
such Obligor has full power, authority and legal right to enter into each Amendment Document (as defined below) to which it is a party and perform its obligations under each Amendment Document to which it is a party and each Loan Document as amended hereby or thereby;

(ii)
the transactions contemplated by the Amendment Documents to which it is a party are within such Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Amendment has been duly executed  and  delivered  by  such  Obligor  and constitutes,  and  each  of  the  other  Amendment Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii)
the transactions contemplated by the Amendment Documents to which it is a party (1) do not require any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for such as have been obtained or made and are in full force and effect, (2) will not violate (x) any Requirement of Law or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (y) the Organic Documents of such Obligor or its Subsidiaries, (3) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Obligor or its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (4) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Obligor or its Subsidiaries; and

(iv)  both immediately before and after giving effect to each Amendment Document and the Conversion Transaction, (x) the representations and warranties set forth in this Amendment and each other Loan Document shall, in each case, be true and correct and (y) no Default shall have then occurred and be continuing, or would result from the Amendment  Documents and the Conversion Transaction.

SECTION 3.   CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective only upon the satisfaction of the following conditions precedent (the date of satisfaction of such conditions being referred to as the “Amendment Effective Date”):

A.    The Obligors, the Administrative Agent and the Lenders shall have indicated their consent to this Amendment by the execution and delivery of the signature pages hereto to the Administrative Agent.

B.    The Administrative Agent shall have received (i) an officer’s certificate of Borrower, either confirming that there have been no changes to its organizational documents since August 16, 2016, or if there have been changes to its organizational documents since such date, certifying as to such changes, (ii) copies of resolutions of Borrower’s board of directors (or other managing body) then in full force and effect authorizing (x) the execution, delivery and performance of each Amendment Document to which it is a party and, (y) the Conversion Transaction, each certified by a Responsible Officer of Borrower, (iii) a copy of a good standing certificate of Borrower dated a date reasonably close to the date hereof, and (iv) an incumbency certificate from Borrower.

C.    The Administrative Agent shall have received (i) an officer’s certificate of Aquestive Partners, certifying the full force and validity of each Organic Document of Aquestive Partners and attaching copies thereof, (ii) copies of resolutions of Aquestive Partners board of directors (or other managing body) then in full force and effect authorizing the execution, delivery and performance of the Amendment Documents to which it is a party, certified by a Responsible Officer of Aquestive Partners, (iii) a copy of a good standing certificate of Aquestive Partners dated a date reasonably close to the date hereof, and (iv) an incumbency certificate from Aquestive Partners.

D.    The UCC-3 financing statement amendment suitable in form for filing with the Secretary of State of the State of Delaware naming the Borrower as a debtor and Administrative Agent as the secured party amending the name of the Borrower from “MonoSol Rx, LLC” to “Aquestive Therapeutics, Inc.”.

E.    The Administrative Agent shall have received an executed copy of (x) the Warrant Certificate and Agreement (the “Replacement Warrant Agreement”) between Aquestive Partners and Perceptive Credit Holdings, LP, and (y) the corresponding Warrant Certificate (the “Replacement Warrant”)  by  Aquestive  Partners,  each  in  form  and  substance  reasonably  satisfactory  to  the Administrative Agent, each to replace the Warrant Certificate and Agreement (the “2016 Warrant Agreement”) and Warrant Certificate No. 18 (the “2016 Warrant”) delivered to the Administrative Agent on August 16, 2016.  By operation of the execution and delivery of the Replacement Warrant Agreement and the issuance of the Replacement Warrant, the 2016 Warrant Agreement and the 2016 Warrant, shall be terminated and be of no further force and effect and the 2016 Warrant Certificate shall be tendered promptly by the Administrative Agent to the Borrower for cancellation.

F.     The Administrative Agent shall have received an executed copy of the Parent Guaranty and the Pledge Agreement, each, in form and substance reasonably satisfactory to the Administrative Agent.

G.    The Administrative Agent shall have received all reasonable and documented out of pocket expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel for which the Borrower agrees it is responsible pursuant to Section 14.03 of the Credit Agreement) that are due and payable in connection with this Amendment.

H.    The Administrative Agent shall be satisfied with Lien searches regarding Aquestive Partners made reasonably close to the date hereof.

I.      The Administrative Agent shall have received all certificates (in the case of Equity Interests that are securities (as defined in the NYUCC)) evidencing the issued and outstanding Equity Interests of Borrower owned by Aquestive Partners that are required to be pledged under the Pledge Agreement, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the NYUCC), confirmation and evidence satisfactory to Administrative Agent that the security interest required to be pledged therein under the Pledge Agreement has been transferred to and perfected by the Administrative Agent in accordance with Articles 8 and 9 of the NYUCC and all laws otherwise applicable to the perfection of the pledge of such Equity Interests.

J.     The Administrative Agent shall have financing statements suitable in form for naming Aquestive Partners as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests of the Administrative Agent pursuant to the Pledge Agreement.

SECTION 4.   CONDITIONS SUBSEQUENT. The Borrower shall deliver, or shall cause to be delivered, the following items to the Administrative Agent within 30 days of the date hereof, or such later date set forth below:

A.    Duly executed amendments (to reflect the change of the Borrower’s name from “MonoSol Rx, LLC” to “Aquestive Therapeutics, Inc.”) to the following agreements (collectively with this Amendment, the Parent Guaranty, the Pledge Agreement, the Replacement Warrant and the Replacement Warrant Agreement, the “Amendment Documents”):

(i)	the amendment to the Patent Security Agreement, dated as of August 16, 2016, among the Patent Grantors party thereto and the Administrative Agent;

(ii)	the amendment to the Trademark Security Agreement, dated as of August 16, 2016, among the Trademark Grantors party thereto and the Administrative Agent;

(iii)	within 60 days of the date hereof, the amendment to the Deposit Account Control Agreement, dated as of October 26, 2016, among the Borrower, the Administrative Agent and Bank of America, N.A.; and

(iv)
within 60 days of the date hereof, the amendment to the Pledged Collateral Account Control Agreement, dated as of October 26, 2016, among the Borrower, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

B.    Duly executed copy of (i) an incumbency certificate of the Borrower (after giving effect to the Conversion Transaction) and (ii) an officer’s certificate of the Borrower as to the full force and validity of each Organic Document of the Borrower (which shall be in form and substance reasonably satisfactory to the Administrative Agent), including, without limitation, any certificate of conversion, and copies thereof, in each case, that are in effect after giving effect to the Conversion Transaction.

C.    Within 60 days of the date hereof, evidence (which shall be in form any substance reasonably satisfactory to  the Administrative Agent) of  the merger, amalgamation, consolidation, liquidation, winding up or dissolution of MonoSol Rx, Inc. and MSRX US, LLC in a transaction permitted by Section 9.03 of the Credit Agreement.

The parties hereto agree that, notwithstanding Section 11.01 of the Credit Agreement, the failure of the Borrower to comply with the terms of Section 4 hereof shall be deemed an immediate Event of Default.

SECTION 5.   RELEASE OF SUBSIDIARY GUARANTORS.  Effective as of the Amendment Effective Date, the Administrative Agent and the Lenders hereby irrevocably release MonoSol Rx, Inc. and MSRX US, LLC, as Subsidiary Guarantors, from all Guaranteed Obligations. Nothing in this in this Section 5 shall be construed as releasing the Borrower or any other Obligor (other than MonoSol Rx, Inc. and MSRX US, LLC) in respect of the Obligations.

SECTION 6.   MISCELLANEOUS

A.    Reference to and Effect on the Loan Documents.

(i)	On and after the Amendment Effective Date, each reference in any Loan Document to any Loan Document amended hereby shall mean and be a reference to such Loan Document as amended by this Amendment.

(ii)	Except as specifically amended by this Amendment, each Loan Documents shall remain in full force and effect and is hereby ratified and confirmed.

(iii)
The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under any Loan Document or applicable Law.

(iv)	This Amendment shall constitute a Loan Document.

B.    Captions.  The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.

C.    Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

D.    Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

MONOSOL RX, LLC (to be renamed Aquestive Therapeutics, Inc. upon consummation of the Conversion Transaction)

By:	/s/ John Maxwell
	Name:	John Maxwell
	Title:	CFO

[Signature Page- Omnibus Amendment No. 1]

PERCEPTIVE CREDIT HOLDINGS, LP, as
Administrative Agent and Lender

By Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
	Name:	Sandeep Dixit
	Title:	Chief Credit Officer

By:	/s/ Sam Chawla
	Name:	Sam Chawla
	Title:	Portfolio Manager

[Signature Page- Omnibus Amendment No. 1]